Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of U-Store-It Trust of our reports dated September 27, 2006, September 29, 2006, September 27, 2006, September 29, 2006, September 27, 2006, September 27, 2006 related to the summary of historical information relating to operating revenues and certain operating expenses for selected storage facilities of the Sanford Partners Portfolio, the Securcare Portfolio, Republic Self Storage – Stassney, the Jernigan Portfolio, Republic Self Storage – San Antonio, and Republic Self Storage – Arapaho, respectively for the year ended December 31, 2005, all of which appear in U-Store-It Trust’s Current Report on Form 8-K dated March 28, 2007. We consent to the incorporation by reference in this Registration Statement on Form S-3 of U-Store-It Trust of our report dated April 7, 2006 related to the summary of historical information relating to operating revenues and certain operating expenses for selected storage facilities of the Sure Save Storage Portfolio for the year ended December 31, 2005, which appears in U-Store-It Trust’s Report on Form 8-K/A dated April 21, 2006. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ The Schonbraun McCann Group, LLP

March 28, 2007

Roseland, New Jersey